As filed with the Securities and Exchange Commission on November 21, 2000

                                                    Registration No.  333-45014

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        POST-Effective Amendment No. 1
                                     to the
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                     WESTSTAR FINANCIAL SERVICES CORPORATION
                 (Name of small business issuer in its charter)

     North Carolina                    6712                   56-2181423
(State or Jurisdiction           (Primary Standard          (IRS Employer
   of Organization)               Industrial Code)        Identification No.)

                                79 Woodfin Place
                      Asheville, North Carolina 28801-2426
                                 (828) 252-1735
          (Address and telephone number of principal executive offices)

                         G. Gordon Greenwood, President
                                79 Woodfin Place
                      Asheville, North Carolina 28801-2426
                                 (828) 252-1735
            (Name, address and telephone number of agent for service)

                                   Copies to:

                            Anthony Gaeta, Jr., Esq.
                               Erik Gerhard, Esq.
                             Gaeta & Glesener, P.A.
                        808 Salem Woods Drive, Suite 201
                                Raleigh, NC 27615
                              (919) 845-2558 Phone
                               (919) 518-2146 Fax

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ X ] 333-45014

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 55-8-50 through 55-8-58 of the North Carolina General Statutes permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee
(i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina General Statutes permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney's fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The Bylaws of Weststar provide for indemnification to the fullest extent permitted under North Carolina law for persons who serve as directors or officers of Weststar, or at the request of Weststar serve as an officer, director, agent, partner, trustee, administrator or employee for any other foreign or domestic entity, except to the extent such activities were at the time taken known or believed by the potential indemnities to be clearly in conflict with the best interests of Weststar. Accordingly, Weststar may indemnify its directors, officers or employees in accordance with either the statutory or non-statutory standards.

Sections 55-8-52 and 55-8-56 of the North Carolina General Statutes require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

Finally, Section 55-8-57 of the North Carolina General Statutes provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the NCBCA to indemnify such party. Weststar has purchased a standard directors' and officers liability policy which will, subject to certain limitations, indemnify Weststar and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such. Weststar may also purchase such a policy.

As permitted by North Carolina law, Article 5 of Weststar's Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action whether by or in the right of Weststar or otherwise, provided that such limitation will not apply to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of Weststar, (ii) any liability under Section 55-8-33 of the General Statutes of North Carolina, or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director's reasonable compensation or other reasonable incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of Weststar).

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration Fee                                          $    920
NASD Fee                                                     4,600
Sales Agent Commission (1)                                  50,000
Printing and Engraving Expenses (1)                          8,000
Legal Fees and Expenses                                     50,000
Accounting Fees and Expenses (1)                            15,000
Blue Sky Fees and Expenses (1)                               1,500
Miscellaneous                                                2,500
                                                          --------
     Total                                                $132,520


     (1) Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Weststar has sold no unregistered securities since it was chartered on February 8, 2000.

ITEM 27. INDEX TO EXHIBITS.

The following exhibits are filed with this Registration Statement:

Exhibit
Number       Description
-------      -----------
  1.1        Sales Agency Agreement (filed herewith)
  1.2        Escrow Agreement (previously filed)
  3.1        Articles of Incorporation of Weststar Financial Services
             Corporation *
  3.2        Bylaws of Weststar Financial Services Corporation *
   4         Specimen Common Stock Certificate *
   5         Opinion of Gaeta & Glesener, P.A. regarding the legality of the securities being registered (previously filed)
 10.1        Employment Agreement of G. Gordon Greenwood dated February 9, 2000*
 10.2        Employment Agreement of Randall C. Hall dated March 20, 1998*
 10.3        401(k) Savings Plan of The Bank of Asheville *
  21         Subsidiaries of Weststar Financial Services Corporation
             (previously filed)
 23.1        Consent of Deloitte & Touche LLP (previously filed)
 23.2        Consent of Gaeta & Glesener, P.A. (contained in Exhibit 5)
  24         Power of Attorney (previously filed)
  27         Financial Data Schedule (previously filed)

* Incorporated by reference to the Registration Statement of Weststar Financial Services Corporation on Form S-4, Registration No. 333-30200 as filed with the Securities and Exchange Commission on February 11, 2000.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Asheville, State of North Carolina, on November 21, 2000.

                                    WESTSTAR FINANCIAL SERVICES CORPORATION


                                    By: /s/ G. Gordon Greenwood
                                        ----------------------------------------
                                        G. Gordon Greenwood
                                        President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on November 21, 2000 by the following persons in the capacities indicated.

/s/ G. Gordon Greenwood
-------------------------------------
G. Gordon Greenwood
President and Chief Executive Officer


/s/ Randall C. Hall
------------------------
Randall C. Hall
Executive Vice President


/s/ William E. Anderson*
------------------------
William E. Anderson
Director


/s/ Max O. Cogburn, Sr.*
------------------------
Max O. Cogburn, Sr.
Director


/s/ M. David Cogburn, Jr., M.D.*
--------------------------------
M. David Cogburn, Jr., M.D.
Director


/s/ Darryl J. Hart*
-------------------
Darryl J. Hart
Director


/s/ Carol L. King*
------------------
Carol L. King
Director


/s/ Stephen L. Pignatiello*
---------------------------
Stephen L. Pignatiello
Director


/s/ Kent W. Salisbury, M.D.*
----------------------------
Kent W. Salisbury, M.D.
Director


/s/ Laura A. Webb*
------------------
Laura A. Webb
Director

/s/ David N. Wilcox*
---------------------
David N. Wilcox
Director

*  /s/ G. Gordon Greenwood
   -----------------------
   By G. Gordon Greenwood
   Attorney-in-Fact